Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

WEBMD ANNOUNCES EXPLORATION OF STRATEGIC ALTERNATIVES

New York, NY (February 16, 2017)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced that its Board of Directors, working together with its management team and legal and financial advisors, has commenced a process to explore and evaluate potential strategic alternatives focused on maximizing shareholder value. These alternatives could include, among other things, the sale of part or all of the company, a merger with another party or other strategic transaction or continuing to execute on WebMD’s business plan.

“WebMD’s Board of Directors is committed to fully evaluating appropriate strategic alternatives while simultaneously supporting the company’s management and employees in their ongoing efforts to deliver trusted information, innovative products, and outstanding value to our users, members, and customers,” said Martin J. Wygod, Chairman of WebMD. “We believe that pursuing these complementary paths is in the best interests of our shareholders and is designed to maximize value.”

The Company’s Board has not set a timetable for this process nor has it made any decisions related to any strategic alternatives at this time. There can be no assurance that the exploration of strategic alternatives will result in a transaction. The Company does not intend to provide updates unless or until it determines that further disclosure is appropriate or necessary.

J.P. Morgan Securities LLC is acting as financial advisor to the Company. Shearman & Sterling LLP is acting as legal advisor.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, OnHealth.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: explorations of possible transactions and other strategic alternatives. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including those relating to the nature and timing of any possible transaction or other strategic alternative or of any potential benefits from any such transaction or other alternative and those described in our SEC filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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